EXHIBIT 99.5

After recording, please return to:

Lisa J. Lenderman, Esq.

GE Healthcare Financial Services

2 Wisconsin Circle, 4th Floor

Chevy Chase, Maryland 20815

SUBORDINATION AGREEMENT

IN CONSIDERATION OF the financing by HELLER HEALTHCARE FINANCE, INC., a Delaware corporation (“Heller”), of certain receivables of HEALTHMONT, INC., a Tennessee corporation (“Healthmont”), HEALTHMONT OF GEORGIA, INC., a Tennessee corporation (dba “Memorial Hospital of Adel and Memorial Convalescent Center”), and HEALTHMONT OF MISSOURI, INC., a Tennessee corporation (dba “Callaway County Community Hospital”) (collectively, “Borrower”), and intending to be legally bound hereby, Borrower and SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (“Subordinated Lender”), to whom Borrower is indebted, agree with Heller as follows, effective as of March             , 2003:

1.    Definitions.

(a)    The term “Heller Obligations”, as used in this Subordination Agreement (this “Agreement”), and subject to Section 8 hereof, shall be deemed to mean all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owed to Heller under the Heller Documents (as defined below) or otherwise, whether now existing or hereafter created, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable (whether before or after the commencement of an Insolvency Event, including, without limitation, interest accruing thereon after the commencement of an Insolvency Event, without regard to whether or not such interest is an allowed claim), together with any amendments, modifications, renewals or extensions thereof, including, without limitation, all of Borrower’s obligations arising under or in connection with (a) that certain Loan and Security Agreement dated as of August 31, 2000 by and between Borrower and Heller (the “Heller Revolver Agreement”), (b) that certain Mortgage Loan Agreement dated as of August 31, 2000, and (c) that certain Mortgage Loan Agreement dated as of December 31, 2000 (as any of the foregoing has been and may be further amended, replaced, extended, supplemented, increased or otherwise modified from time to time, collectively, the “Heller Loan Agreements”). All capitalized terms used and not otherwise defined in this Agreement shall have the meanings given them in the respective Heller Loan Agreements.

(b)    The term “Heller Documents”, as used in this Agreement, shall be deemed to mean the Heller Loan Agreements, the promissory note or other instruments evidencing the Heller Obligations or the obligation to pay the Heller Obligations, any guaranty with respect to the Heller Obligations, any security agreement or other collateral document securing the Heller Obligations (including, without limitation, the Heller Loan Agreements), and all other documents, agreements and instruments now existing or hereafter entered into evidencing or pertaining to all or any portion of the Heller Obligations.

(c)    The term “Management Agreement”, as used in this Agreement, shall mean that certain Management Agreement dated the date hereof between Subordinated Lender and Healthmont.

(d)    The term “Merger Agreement”, as used in this Agreement, shall mean that certain Agreement and Plan of Merger dated as of October 15, 2002 among Subordinated Lender, Healthmont and HM Acquisition Corp., as amended as of the date hereof.

(e)    The term “Subordinated Lender Obligations”, as used in this Agreement, shall be deemed to mean all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owed to Subordinated Lender and arising under or in connection with the Subordinated Lender Documents and the Management Agreement, whether now existing or hereafter created, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, together with any amendments, modifications, renewals or extensions thereof. Notwithstanding the foregoing, the parties hereby agree that any amounts owed to Subordinated Lender in the nature of break-up fees, termination fees (including the Termination Fee and Expenses as each is defined in the Merger Agreement), or claims for breach or indemnification arising under the Merger Agreement, shall not be deemed to be Subordinated Lender Obligations.

(f)    The term “Subordinated Lender Documents”, as used in this Agreement, shall be deemed to mean any promissory note, lease or other instrument evidencing the Subordinated Lender Obligations or the obligation to pay the Subordinated Lender Obligations, any guaranty with respect to the Subordinated Lender Obligations, any security agreement or other collateral document securing the Subordinated Lender Obligations, and all other documents, agreements and instruments now existing or hereafter entered into evidencing or pertaining to all or any portion of the Subordinated Lender Obligations, including, without limitation, that certain Loan Agreement dated the date hereof between Subordinated Lender and Healthmont.

2.    Subordination.    Subordinated Lender does hereby agree that all of its rights with respect to the following collateral described in clauses (a) through (l) immediately below (collectively, the “Collateral”) shall be in all respects subject and subordinate to the rights of Heller with respect to such Collateral in connection with and on account of the Heller Obligations, at any time outstanding:

(a)    All of Borrower’s now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description, and all of Borrower’s contract rights, chattel paper, documents and instruments with respect thereto, and all of Borrower’s rights, remedies, security and liens, in, to and in respect of the Accounts, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

(b)    All moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of Borrower’s deposits (general or special), balances, sums and credits with Lender at any time existing;

(c)    All of Borrower’s right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(d)    All of Borrower’s now owned or hereafter acquired deposit accounts into which Accounts are deposited, including the Lockbox Account;

(e)    All of Borrower’s now owned and hereafter acquired or arising general intangibles and other property of every kind and description with respect to, evidencing or relating to its Accounts, accounts receivable and other rights to payment, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

(f)    All of Borrower’s other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

(g)    All of Borrower’s now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

(h)    All of Borrower’s now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof;

(i)    all of Borrower’s books, records, ledger cards, computer programs and other property at any time evidencing or relating to the Accounts;

(j)    all of Borrower’s monies and other property of every kind and nature now or at any time or times hereafter in the possession of or under the control of Borrower or a bailee or Affiliate of Borrower;

(k)    the real property and improvements described on Exhibit A and Exhibit B attached hereto and made a part hereof, and all rights, interest and benefits of Borrower in such property; and

(l)    the proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

3.    Manner of Subordination.    The parties hereby acknowledge and agree that the subordination of Subordinated Lender’s rights to the rights of Heller as set forth in Section 2 shall be irrespective of:

(a)    The time, order, manner or method of creation, attachment or perfection of the respective security interests, liens and/or other rights granted to Subordinated Lender or Heller;

(b)    The time or manner of the filing of their respective financing statements;

(c)    Whether Subordinated Lender or Heller or any bailee or agent of either party holds possession of any or all of the property or assets of Borrower;

(d)    The dating, execution or delivery of any agreement, document or instrument granting Subordinated Lender or Heller security interests and/or liens in or on any or all of the property or assets of Borrower;

(e)    The giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interest; and

(f)    Any provision of the UCC or any other applicable law to the contrary.

4.    Rights of Subordinated Creditor to Receive Payment; Standstill Provisions.

                (a)    Except as permitted in Section 4(c) below, until such time as all of Borrower’s obligations under the Heller Documents with respect to the Heller Obligations are indefeasibly satisfied in full, if Subordinated Lender receives any payment with respect to the Collateral, Subordinated Lender shall immediately deliver the payment to Heller in precisely the same form received (but with the endorsement of Subordinated Lender receiving the same where necessary) for application on account of the Heller Obligations, and Subordinated Lender agrees that until so delivered, the payment shall be held as the property of Heller. Subordinated Lender further agrees that it will furnish Heller with a copy of any default notice sent to Borrower under the Subordinated Lender Documents simultaneously with giving such notice to Borrower, and that it will not institute any legal or other proceeding against Borrower with respect to the Collateral for all or part of the Subordinated Lender Obligations until such time as all of Borrower’s obligations under the Heller Documents with respect to the Heller Obligations are indefeasibly satisfied in full, except as permitted under Section 4(c) below. Subordinated Lender agrees that, subject to the provision set forth in Section 4(c) below, it shall not be entitled to any payments from Borrower in any respect whatsoever for the Subordinated Lender Obligations until such time as all of Borrower’s obligations under the Heller Documents with respect to the Heller Obligations are indefeasibly satisfied in full, regardless of whether the Termination Date and/or the Scheduled Maturity Date (as those terms are defined in the Subordinated Lender Documents) has occurred.

(b)    The parties hereto understand, acknowledge and agree that, upon the closing of the transactions (the “Merger”) contemplated by the Merger Agreement, Borrower may repay the Subordinated Lender Obligations from the proceeds of a loan (the “Chatham Loan”) advanced by Chatham Capital, Inc. (formerly Cardinal Advisory Group) or an affiliate thereof, which loan shall be on terms acceptable to Lender as contemplated by that certain Consent dated October 10, 2002 (the “Consent”), but only if: (i) no Event of Default has occurred under the Heller Loan Documents, or no event which, with the giving of notice or passage of time would result in an Event of Default under the Heller Loan Documents, has occurred, (ii) Chatham Capital, Inc. shall execute and deliver to Lender a Subordination Agreement in form and substance acceptable to Lender as contemplated by the Consent, and (iii) the Merger continues to contemplate, and Borrower has satisfied any other commercially reasonable requests of Lender in connection with the consummation of the Merger and the pay-off of the Subordinated Lender Obligations.

(c)    For so long as Heller has not delivered to Subordinated Lender a written notice that a Major Event of Default (as defined in Section 4(d) below) has occurred (a “Heller Default Notice”), Healthmont shall be permitted to pay, and Subordinated Lender shall be permitted to accept, monthly management fees owing under the Management Agreement as outlined in Schedule A attached hereto. In addition, if the Merger has not occurred on or before June 30, 2003 as intended by the parties, and the Chatham Loan has not been advanced to repay the Subordinated Lender Obligations, then, so long as Heller has not delivered to Subordinated Lender a Heller Default Notice, Healthmont shall be permitted to pay, and Subordinated Lender shall be permitted to accept, regularly scheduled payments of interest in accordance with Schedule B attached hereto, and and HealthMont shall be permitted to issue the Warrants contemplated by the Subordinated Lender Obligations (the “‘Subordinated Loan Warrants”) and Subordinated Lender shall be permitted to accept such warrants. Upon the delivery of a Heller Default Notice, any and all payments received by the Subordinated Creditor pursuant to the Subordinated Creditor Documents (including those payments described above) shall immediately cease until all of the Heller Obligations have been indefeasibly satisfied in full, except that HealthMont may issue and Subordinated Lender may accept the Subordinated Loan Warrants, and Subordinated Lender agrees it will not institute any legal proceeding against Borrower with respect to the Collateral for all or part of the Subordinated Lender Indebtedness until the earlier to occur of: (i) one hundred eighty (180) days following the date of the Heller Default Notice (a “Standstill Period”), (ii) the date that the Major Event of Default giving rise to such Senior Default Notice and all other Major Events of Default at such time have been cured or waived, and (iii) all of the Heller Obligations have been indefeasibly satisfied in full. Notwithstanding any provision of this Section 4(c) to the contrary, (x) no more than one Standstill Period with respect to a Major Event of Default other than a payment default as described in Section 4(d)(i), (ii) or (iii) may be commenced in any 365-day period, and (y) no Major Event of Default existing during any Standstill Period shall, unless the same shall have ceased to exist for a period of at least 180 consecutive days, be used for any subsequent Heller Default Notice.

(d)    For purposes of this Agreement, a “Major Event of Default” shall be deemed to mean any of the following:

(i)	an Event of Default under Section 8.1(a) of the Heller Revolver Agreement;

(ii)	an Event of Default under Section 8.1(b) of the Heller Revolver Agreement whereupon the amount owed to Heller but not paid exceeds $250,000;

(iii)	an Event of Default under Section 8.1(e) of the Heller Revolver Agreement (except for any failure to pay amounts owing under the Subordinated Lender Documents);

(iv)	an Event of Default under Section 8.1(f) of the Heller Revolver Agreement;

(v)	an Event of Default under Section 8.1(g) of the Heller Revolver Agreement;

(vi)	an Event of Default under Section 8.1(n) of the Heller Revolver Agreement; and

(vii)	an Event of Default under any of the Heller Loan Agreements for which Heller exercises its right to accelerate the Heller Obligations.

5.    Evidence of Security Interest; UCC Filings.    Anything to the contrary in this Agreement notwithstanding, the Subordinated Lender Obligations may be evidenced by one or more UCC-1 financing statements, security agreement or other agreements, provided that any liens of

Subordinated Lender with respect to the Collateral shall be subject and subordinate to the lien of Heller to the extent provided in this Agreement.

6.    Transfer of Collateral.    Without affecting the rights of Heller under this Agreement, Subordinated Lender agrees and consents that any Collateral for the Heller Obligations, in whole or in part, may be exchanged, sold or surrendered by Heller for other Collateral as it may deem advisable, and that any balance or balances of funds with Heller at any time outstanding to the credit of Borrower may, from time to time, in whole or in part, be surrendered or released by Heller as it may deem advisable, subject, however, to the terms of the Heller Obligations and Subordinated Lender’s subordinated security interest in the Collateral.

7.    Insolvency Event.    The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of any Insolvency Event. “Insolvency Event” shall mean the following:

(a)    any entity comprising Borrower commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower making a general assignment for the benefit of its creditors; or

(b)    there is commenced against any entity comprising Borrower any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(c)    there is commenced against any entity comprising Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief and which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry of such order; or

(d)    any entity comprising Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in any of clauses (a), (b) or (c) above; or

(e)    any entity comprising Borrower generally is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due.

8.    Amendments to Heller Loan Documents.    Heller hereby agrees not to make any amendment, modification or other change to the Heller Documents that (a) increases the aggregate amount of the Heller Obligations; provided, however, Heller hereby agrees that, beginning on the date of this Agreement, it shall not provide to Borrower any overadvances or any indebtedness other than as currently permitted and provided for under the Heller Documents and that Heller shall not increase the Maximum Loan Amount under the Heller Revolver Agreement; (b) increases the interest rate with respect to the Heller Obligations (except in connection with the imposition of a default rate of interest in accordance with the terms of the Heller Documents); or (c) shortens the amortization of any portion of the Heller Obligations, except to the extent that Heller accelerates the Heller Obligations as permitted under the Heller Documents or to the extent that there is a sale or similar disposition of any of the Collateral, in which case Heller shall receive the proceeds of any such sale or disposition.

9.    Miscellaneous.

(a)     No Waiver.    No waiver shall be deemed to have been made by any party to this Agreement of any of its rights under this Agreement unless the same shall be in writing and duly signed by its duly authorized officers, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of any party to this Agreement in any other respect at any time. No executory agreement shall be effective to change, modify or to discharge, in whole or in part, this Agreement, unless such executory agreement is in writing and duly signed by the duly authorized officers of each party to this Agreement.

(b)     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, and shall be binding upon the undersigned and the respective successors and assigns of the undersigned.

(c)      Severability.    No finding of invalidity of any provision of this Agreement shall affect the continuing validity of all other provisions of this Agreement.

(d)      Counterparts.    This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed an original.

(e)      Notices.    Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by facsimile (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of such notice:

If to Lender, at:

Heller Healthcare Finance, Inc.

2 Wisconsin Circle, Fourth Floor

Chevy Chase, Maryland 20815

Attention: Legal Department

Telephone: (301) 961-1640

Telecopier: (301) 664-9866

If to Borrower, at:

Healthmont, Inc.

c/o Healthmont, Inc.

111 Long Valley Road

Brentwood, Tennessee 37027

Attention: Timothy Hill, President

Telephone: (615) 309-2166

Telecopier: (615) 250-7811

If to Subordinated Lender, at:

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, Georgia 30339

Attn: Robert M. Thornton, Jr.

President and Chief Executive Officer

Telephone No.: (770) 933-7000

Telecopy No.: (770) 933-7010

with a copy (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Promenade II, Suite 3100

Atlanta, Georgia 30309

Attention: Howard E. Turner, Esq.

Telephone No.: (404) 815-3500

Telecopy No.: (404) 685-6894

If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed or caused this Subordination Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

HELLER: HELLER HEALTHCARE FINANCE, INC., a Delaware corporation By: Name: Title: Its Authorized Signatory

SUBORDINATED LENDER: SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation By: Name: Title:

BORROWER: HEALTHMONT, INC., a Tennessee corporation By: (SEAL) Name: Title:

HEALTHMONT OF GEORGIA, INC., a Tennessee corporation By: (SEAL) Name: Title:

HEALTHMONT OF MISSOURI, INC., a Tennessee corporation By: (SEAL) Name: Title:

ACKNOWLEDGEMENTS

STATE OF	____________________	)
) ss.
COUNTY OF	____________________	)

On                         , 2003, before me, the undersigned personally appeared                                              , personally known to me (or proved to me on the basis of satisfactory evidence) to be an Authorized Signatory of HELLER HEALTHCARE FINANCE, INC., the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature:  _________________________________

My Commission Expires:  _____________________

STATE OF	____________________	)
) ss.
COUNTY OF	____________________	)

On                         , 2003, before me, the undersigned personally appeared                                              , personally known to me (or proved to me on the basis of satisfactory evidence) to be an Authorized Signatory of SUNLINK HEALTH SYSTEMS, INC., the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature:  _________________________________

My Commission Expires:  _____________________

STATE OF	____________________	)
) ss.
COUNTY OF	____________________	)

On                         , 2003, before me, the undersigned personally appeared                                                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be an Authorized Signatory of HEALTHMONT, INC., the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature:  _________________________________

My Commission Expires:  _____________________

STATE OF	____________________	)
) ss.
COUNTY OF	____________________	)

On                         , 2003, before me, the undersigned personally appeared                                                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be an Authorized Signatory of HEALTHMONT OF GEORGIA, INC., the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature:  _________________________________

My Commission Expires:  _____________________

STATE OF	____________________	)
) ss.
COUNTY OF	____________________	)

On                         , 2003, before me, the undersigned personally appeared                                                      , personally known to me (or proved to me on the basis of satisfactory evidence) to be an Authorized Signatory of HEALTHMONT OF MISSOURI, INC., the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature:  _________________________________

My Commission Expires:  _____________________

EXHIBIT A

Permitted Management Fees to Subordinated Lender

As provided for under Section 8.1 of the Management Agreement between SunLink and HealthMont, SunLink, as manager, will receive from HealthMont for each month or portion thereof that the Management Agreement is in effect, a management fee of $80,000 per month, $30,000 of which is payable monthly in cash (the “Cash Fee”) and $50,000 of which accrues monthly until it is payable in cash. So long as neither the Merger Agreement nor the Management Agreement shall have terminated, $50,000 of the management fee accrues each month and is payable upon termination of the Management Agreement, with all accrued and unpaid management fees payable in six (6) equal installments and payable upon termination of the Management Agreement with all accrued and unpaid management fees payable in six (6) equal installments, with each such installment payable every 30 days and with the unpaid balance bearing interest at the rate of 4% per annum calculated on a 360 day year, and sufficient to amortize the amounts due by the sixth (6th) installment, beginning on the 15th day after the earlier of: (1) termination of the Merger Agreement, or (2) the termination of the Management Agreement. The Cash Fee and, following any termination of the Merger Agreement, all management fees accruing on and after the date of such termination are payable monthly by the tenth day of each month for the immediately preceding month. Manager is authorized to compute and directly pay any management fee due from funds of the HealthMont hospitals.

EXHIBIT B

Permitted Interest Payments to Subordinated Lender

As provided for under Section 2.02 of the SunLink Loan Agreement, the SunLink Loans to HealthMont bear interest at a rate per annum equal to the Applicable Interest Rate; provided that, upon and during the period that an Event of Default shall have occurred and be continuing, under the SunLink Loan the rate of interest applicable to the Loans is subject to increase by an additional 3% per annum above the otherwise Applicable Interest Rate (such increased rate, the “Default Rate”). Interest is calculated on the basis of a 360-day year and actual days elapsed. So long as no Event of Default under the SunLink Loan Agreement shall have occurred and be continuing, no cash interest is payable by HealthMont prior to the earlier of (i) the date the Merger Agreement terminates or is terminated by a party thereto, other than as a result of a material and willful breach of the Merger Agreement by SunLink (the “Termination Date”) or (ii) the Stated Maturity Date. All accrued but unpaid interest as of the Termination Date will be added to the outstanding principal balance of the Loans as of the Termination Date. After the Termination Date, HealthMont will pay accrued interest monthly in arrears on the first Business Day of each calendar month, and on the Maturity Date. However, interest accruing prior to the Termination Date is payable on demand upon the occurrence of an Event of Default under the SunLink Loan Agreement prior to the Termination Date and interest accruing at the Default Rate is payable on demand.

“Applicable Interest Rate” means the Base Rate of 15% or the Default Rate, as applicable, plus, for each period set forth below, the amount set forth opposite such period:

Period	Amount
Termination Date through the six months’ anniversary of the Termination Date	0.0%
Six months after the Termination Date through the first year’s anniversary of the Termination Date	1.0%
Twelve months after the Termination Date through the eighteen Months’ anniversary of the Termination Date	2.0%
Eighteen months after the Termination Date and thereafter	3.0%

EXHIBIT C

Other Permitted Payments and Permitted Equity Issuances

On the Closing Date of the SunLink Loan, HealthMont will (i) pay a Closing Fee to SunLink of $40,000 (the “Cash Closing Fee”), and (ii) issue as a Closing Fee 135,000 Warrants (the “Initial Warrants”) to purchase HealthMont Common Stock to SunLink, in the form attached as Exhibit I to the Loan Agreement.

So long as any Obligations of the credit parties under the SunLink Loan Documents remain outstanding and unpaid, HealthMont will issue to the lenders under the SunLink Loan Agreement or their designee, as their interests appear, on each six month anniversary date of the Termination Date (which definition is referenced in Exhibit B to this consent) an aggregate of 270,000 additional Warrants (the “Additional Warrants”) to purchase HealthMont Common Stock, at a purchase price of $0.01 per share (not to exceed a total of 540,000 “Additional Warrants”. Such Additional Warrants shall be issued in the same form as the Initial Warrants.